Exhibit 99.1

MEMORANDUM

TO                                                       Joe Davis, Chris Colville
CONSOLIDATED GRAPHICS

FROM                                    Financial Dynamics

DATE                                      October 17, 2003

SUBJECT                    2Q-04 Conference Call Script

1.              Introduction by Financial Dynamics

Thank you and good morning, everyone.  Welcome to the Consolidated Graphics conference call to discuss the Company’s results for the second quarter ended September 30, 2003.

You may receive a copy of today’s press release by calling Financial Dynamics at 212-850-5600 or visiting Consolidated Graphics’ Web site.

This conference call is being broadcast live on the Internet at www.consolidatedgraphics.com and a subsequent archive will be available.

Before we begin, I would like to remind everyone that remarks made by management during the course of this morning’s call contain certain forward-looking statements which involve known and unknown risks, uncertainties, or other factors that can cause actual results to differ materially from results, performance, or other expectations implied by these forward-looking statements.

Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in the Consolidated Graphics filings with the Securities and Exchange Commission.

Forward-looking statements, assumptions, and factors stated or referred to on this conference call are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions, or other factors after the date of this call to reflect the occurrence of events, circumstances, or changes in expectations.

So with these formalities out of the way, I’d like to turn the call over to Joe Davis, Chairman and Chief Executive Officer.  Joe, you may begin.

2.              Comments on Operations by Joe Davis

Thank you.  As Lindsay said, I am Joe Davis, Chairman and Chief Executive Officer of Consolidated Graphics.  On the call with me today is Chris Colville, Executive Vice President and Chief Financial Officer.

This morning we released our financial results for the September quarter.   During the quarter, we were encouraged to see some signs of stabilization in the commercial printing industry.  Along with our own efforts, this stabilization contributed to this quarter’s sequential revenue growth and our second consecutive quarter of sequential margin improvement and net income growth.

Sales in the September quarter were $174.6 million, a 5% improvement over the June quarter; however, because industry conditions have been more difficult overall this year, sales declined 4% in the September quarter versus the same quarter last year.

Earnings per share for the September quarter were $.34, a 31% improvement over the June quarter and a 21% improvement over our stated guidance of $.28.  This was partially the result of a more predictable sales environment throughout the quarter, which together with our continuing cost control efforts enabled us to increase operating margins during the quarter to 5.5%, from 4.7% in the June quarter.  A very positive trend.

Regarding the sales environment, you may recall from last quarter’s conference call that following the winding down of the Iraq conflict, we picked up some sales momentum in the second half of the quarter, which is not our usual seasonal pattern.  This momentum carried forward into the September quarter.  This positively impacts our financial performance by giving us a little more control over pricing and job scheduling.  While we attribute some of this pick-up in sales momentum to perhaps being an early indication of modest improvement in the economy, I don’t know that there is a strong consensus that such economic improvement will continue.  In the meantime, we continue to face industry conditions that remain very challenging.  Competitive conditions created by industry overcapacity continue to be a significant issue, as reflected in the year-over-year decline in operating margin we experienced.

Accordingly, we continue to be extremely diligent in our efforts to control costs.  For example, in the September quarter, we managed a slight decrease in the total number of full-time employees, despite the 5% increase in sales.  We continually emphasize the importance of maintaining cost and headcount discipline.  Purchasing is an area in which we exercise strict cost control discipline.  We think there are additional opportunities to leverage our current buying power, as well as provide for this leverage to scale in connection with future growth, through additional vendor rationalization.  We are currently evaluating the opportunities in that regard and expect that we may be able to start realizing some benefits as early as the upcoming March quarter.

Focusing on non-financial accomplishments during the quarter, we continue to execute on our strategies to position the Company for long-term growth in sales and profits.

There continue to be many opportunities to grow our market share through acquisition.  This quarter we announced the tuck-in acquisition of two companies, one in the Bay Area of Northern California and the other in Cleveland.  We have a sizable pipeline of similar opportunities and will continue to execute on this highly accretive growth strategy.

In sales and marketing, national accounts contributed 8% of our total sales for the September quarter.  I have previously stated the importance we place on capitalizing on the very significant opportunity that national accounts represent.  To help accomplish our objectives, we promoted Aaron Grohs to the position of Executive Vice President of Sales and Marketing.  As a former president of one of our very successful operating companies, Aaron is uniquely qualified to lead the execution of our strategy, which is to leverage our unmatched geographic footprint and service capabilities to become the sole-source printer for large corporations seeking to consolidate print buying for multiple locations.  Aaron will also focus on enhancing the effectiveness of the marketing activities of our individual locations and on development of sales training programs featuring solution selling of printing in tandem with our CGXmedia capabilities.

Solution selling means providing our customers a complete value-added solution rather than just ink on paper.  Through CGXmedia, we have developed a wide range of complementary e-commerce solutions that bring our company to an even higher level of customer service.  Last quarter, we introduced our GOLD product, meaning Graphic Online Layout Design. GOLD allows users to manage text, images, and layout of corporate documents through one proprietary webpage.  When used in conjunction with COIN - Custom Ordering Interactive Network - we can now offer customers a complete end-to-end solution for designing, ordering, printing, shipping and even paying for high-quality, custom printed materials for a variety of applications.  Our CGXmedia customer sites now total 205, an increase of 14% thus far this year.

Another solution selling opportunity that is complementary to our printing services is kitting and fulfillment utilizing state of the art electronic technology.  While nearly all of our facilities offer some level of fulfillment service, we have 10 locations representing all of our major markets who truly specialize and use sophisticated technology to provide a premier level of web-enabled interactive service to our customers.  We are evaluating using the expertise we have developed in these locations to expand and offer a higher value-added solution in a number of our other markets in the next 12 months.

We also plan to continue expanding our capabilities, and thereby further capitalize, on the growing digital printing market.  In certain applications, advancements in digital technology allow quicker turnaround times and lower production costs without sacrificing quality.  Consolidated Graphics now offers digital printing solutions in all of our major markets through 16 locations.  We plan to identify a sole-source provider of this technology to leverage our scale as we proceed with the installation of digital printing technology in our markets where we believe demand exists.

Finally, the technology used in the printing business is very complex.  We have seen that we can differentiate ourselves from our competition by providing focused, insightful education to our customers and prospective customers.  An education program we developed has been successfully presented at a number of our locations and we anticipate many of our other facilities will adopt this program into their overall sales and marketing plans in the next year.

In summary, we continue to focus on managing our business day-to-day in the most cost-efficient manner possible in response to current industry conditions, and we are pleased that our performance this quarter reflects the results of our efforts.  In addition, by maintaining a strong balance sheet, we are able to take advantage of market opportunities, whether they are technology-driven or acquisition related.  We remain focused on developing complementary services and offering ever higher levels of customer service.  I hope my comments today are reflective of this commitment that can be summarized by saying - we continue to maintain a leading position in the industry while also positioning the company for long-term growth in sales and profits.

I’d now like to now turn the call over to Chris Colville who will provide you with the additional quarter-end financial information.

3.              Comments on Financials by Chris Colville

Thank you, Joe.  Good morning, everyone.

Our financial highlights for the September quarter include cash flow from operations totaling $17.6 million, bringing cash flow from operations for the year to $38.8 million.  Capital expenditures in the quarter totaled $6.4 million, of which $3.8 million was financed from operating cash flow.  Year-to-date capital expenditures now total $9.4 million.  For the full-year, we continue to expect capital expenditures to total approximately $16 million.

Depreciation expense for the September quarter was $8.9 million.  Our income statement in the September quarter also reflected a slight increase in the quarter in our effective tax rate, from

38% to 39% which is attributable to the aggregate affect of a variety of state tax law changes implemented recently as many of the states in which we operate attempt to manage state budget issues.

On the balance sheet, our cash balance was $12.2 million.  Total debt outstanding was $139.2 million.  This reflects a reduction in total debt of $7.1 million in the quarter and $59.5 million in the last 12 months.

Of our total debt outstanding at the end of the quarter, 50.4% was floating rate debt with a weighted average interest rate of 3.3% and 49.6% was fixed rate debt with a weighted average interest rate of 5.9%.

Finally, as Joe mentioned, although there were some encouraging signs of industry stabilization in the September quarter, our view remains that we continue to face very challenging industry conditions and limited near-term visibility.  Based on our analysis, we believe December quarter financial results to be sequentially comparable with the September quarter, with revenues of approximately $174 million and diluted earnings per share of $.34.

Before I turn the call back to Joe for a question and answer period, I would like to inform you that we anticipate our December quarterly conference call to be on January 28, 2004.  We are effectively planning to move our earnings release date back by about a week to enable us to complete the preparation of our 10-Q and file it concurrently with our earnings release, as we move toward compliance with the pending change in timing on filing quarterly reports pursuant to SEC rules.

Now, I will turn the call back to Joe to proceed with the question and answer period.

4.              Conclusion by Joe Davis

Thank you, Chris.  We are now available to answer any questions that you might have.

5.              Questions and Answers Session

6.              Final remarks by Joe Davis

Once again, thank you for joining us today for our conference call.  I’d also like to thank our many dedicated, hard working employees for all their efforts during these particularly tough times.  Our employee numbers remain low allowing lots of overtime to many of our employees in order to meet customer demands.  We appreciate your continued support of Consolidated Graphics and we look forward to updating you on our progress during next quarter’s call.